Exhibit 10.13

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of December 15, 2004 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and MAXYGEN, INC., a Delaware corporation (“Maxygen”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant entered into that Lease (the “Original Lease”) dated as of October 21, 1998 for certain premises consisting of the entire building known as 515 Galveston Drive (the “Original Premises” or “515 Galveston Premises”) Redwood City, California, as amended by that First Amendment to Lease dated as of February 26, 1999 (the “First Amendment”) for the lease of Expansion Space A (which may also be referred to as the “220 Penobscot Premises”), that certain written Second Amendment To Lease dated October 24, 2000 (the “Second Amendment”) for the lease of Expansion Space B (which may also be referred to as the “200 Penobscot Premises”) and that certain written Third Amendment To Lease dated October 22, 2003 (the “Third Amendment”) for the surrender of all of the 220 Penobscot Premises and part of the 200 Penobscot Premises, all as more particularly described in the Original Lease, First Amendment, Second Amendment and Third Amendment (collectively, the “Existing Lease”, and the Premises as of the Execution Date is collectively referred to as the “Existing Premises”).

B. Landlord and Tenant desire to extend the Term only for the 515 Galveston Premises (and not for the portion of the Existing Premises at 200 Penobscot) and provide for other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2. Extension of Term for 515 Galveston Premises. Notwithstanding any provision of the Existing Lease to the contrary, Landlord and Tenant acknowledge and agree as follows:

(a) The current Term pursuant to the Existing Lease will expire on February 24, 2005.

(b) February 24, 2005 shall continue to be the Expiration Date of the Term for only that portion of the Existing Premises at 200 Penobscot Drive, which is agreed to be 10,597 square feet of Rentable Area. No later than 11:59 p.m. on February 24, 2005, Tenant shall vacate and deliver to Landlord exclusive possession of such space pursuant to the same provisions and requirements of the Lease that apply upon expiration of the Term of the Lease. As of such date and time, the monetary obligations with respect to such space shall be prorated, billed and payable in the manner provided in the Lease upon expiration of the Term of the Lease. Tenant shall deliver to Landlord any plans and specifications, maintenance records, warranties, permits, approvals and licenses pertaining to such space or to any improvements remaining thereon, or to both (but not pertaining to Tenant’s business conducted therein) in the possession of Tenant, or copies thereof. In the event that Tenant fails timely to vacate and deliver exclusive possession of any part of such space to Landlord as required under this Subsection and the Lease, then Tenant shall be holding over as to the entirety of such space, and such holding over shall be upon and subject to all the covenants, agreements, terms, provisions and conditions of this Lease applicable to a holding over, including, without limitation, Article Thirteen of the Lease.

(c) For the remainder of the Existing Premises, which is all of the 515 Galveston Premises consisting of an agreed 31,166 square feet of Rentable Area, the Term is hereby extended for the period of twenty-four (24) months (the “Extended Term”) commencing on February 25 2005 (the “Extension Commencement Date”) and expiring February 24, 2007 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. References herein or in the Lease to the Premises shall, for the period after February 24, 2005, be deemed to mean the 515 Galveston Premises unless the context clearly requires otherwise.

(d) Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date, and without limiting the generality of the foregoing, Tenant and Landlord acknowledge and agree that the Option to Extend set forth in Section 3 of Rider 2 of the Existing Lease is hereby deleted as of the Execution Date.

Section 3. Monthly Base Rent for Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, the amount of Monthly Base Rent due and payable by Tenant for the Premises shall be as set forth in the table below:

Period from/to (inclusive)	Monthly Installment of Monthly Base Rent	Monthly Rate/Rentable Sq. Ft.
Months 01 – 12	$57,657.10	$1.85
Months 13 – 24	$59,215.40	$1.90

Section 4. Tenant’s Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, the parties acknowledge and agree that the Rentable Area of Phase I is 301,824, and commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, Tenant shall continue to pay Tenant’s Share of Operating Expenses as set forth in Article Four of the Existing Lease, and as of the Extension Commencement Date, Tenant’s Share for the Existing Premises is agreed to be as follows:

Tenant’s Building Share:	100.00%
Tenant’s Phase Share:	10.33%
Tenant’s Project Share:	5.80%

Section 5. Decrease in the Security Deposit. Notwithstanding any provision of the Existing Lease to the contrary, within thirty days after execution of this Amendment Landlord shall return to Tenant the sum of Six Hundred Thirty-five Thousand Three Hundred Thirty-four Dollars ($635,334.00) of the Security Deposit to decrease the amount of the Security Deposit required in Section 1.01(14) of the Existing Lease, as amended by Section 3 of the First Amendment, Section 4 of the Second Amendment and Section 3(d)(ii) of the Third Amendment, from the amount of Six Hundred Ninety-four Thousand Three Hundred Thirty-four Dollars ($694,334.00) to the amount of Fifty-nine Thousand Dollars ($59,000.00), which lesser amount is the Security Deposit hereafter required under the Lease.

Section 6. Parking. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, the aggregate number of parking spaces provided for Tenant’s use shall be 103 parking spaces.

Section 7. “AS IS” Condition. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Extended Term and accepts the Existing Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Existing Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation. Tenant acknowledges that Tenant presently occupies and has occupied the 515 Galveston Premises since the Commencement Date of the Original Lease.

Section 8. Surrender of Premises. Notwithstanding any provision of the Existing Lease to the contrary, including Section 12.01, no later than the Termination Date: (i) if the County of San Mateo Department of Environmental Health does not then issue a “Business Closure Report”, Tenant shall deliver to Landlord the equivalent confirmation of business closure in compliance with Environmental Laws then issued by the County of San Mateo Department of Environmental Health, and (ii) if a radiation license (or radioactive material license or similar permit with respect to radioactive material) was obtained from the applicable governmental authority for the Premises or any operation therein, or was required by Environmental Laws to be obtained, then Tenant shall deliver to Landlord a “Radioactive Material License Termination”, and if the applicable governmental authority does not then issue a “Radioactive Material License Termination”, Tenant shall deliver to Landlord the equivalent confirmation of closure of the site in compliance with Environmental Laws applicable to radioactive material then issued by the applicable governmental authority.

Section 9. Amendment of Definition of Tenant Affiliate in Section 10.06. The last sentence of Section 10.06 of the Original Lease is hereby amended to delete the phrase “fifty-one percent (51%)” and substitute in its place “sixty percent (60%)”.

Section 10. Cross Default. Section 11.01 of the Original Lease is hereby amended to add at the end thereof the following additional event which shall constitute a “Default”:

“or

(x) if Tenant or any Tenant Affiliate holding any other lease with Landlord for premises in the Project is in default under such lease after any applicable notice and grace period or cure period.”

Section 11. Monument Signage.

(a) Grant of Right. Notwithstanding any provision of Section 6.06 of the Existing Lease to the contrary, so long as Tenant is in continuous operation at and occupancy of at least fifty percent (50%) of the entire Premises, Tenant shall have the right to maintain Tenant identification (as existing as of the Execution Date hereof) on one line of the existing, exterior monument sign for the Building in which the Premises are located, subject to the terms and conditions set forth in this Section (“Exterior Sign Right”).

(b) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances and with any covenants, conditions and restrictions of record which affect the Property; (ii)

be subject to Tenant’s compliance with all requirements of Landlord’s current Project signage criteria at the time of installation; (iii) be consistent with the design of the Building and the Project; (iv) be further subject to Landlord’s prior written consent. Tenant shall, at its sole cost and expense, procure, install, maintain in first class appearance and condition, and remove such sign.

(c) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

(d) Right Personal. The Exterior Sign Right under this Section is personal to Maxygen and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than an assignee of the Lease which has satisfied the requirements of Article Ten of the Lease.

Section 12. Option to Extend.

(a) Landlord hereby grants Tenant a single option to extend the Extended Term of the Lease for an additional period of one (1) year (such period may be referred to as the “Option Term”), as to the entire Premises as it may then exist, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of such right: (i) Tenant must be in occupancy of the entire Premises; (ii) so long as Landlord hereunder is also the landlord under that certain lease to Tenant of all of Building 9 (301 Galveston Drive), Tenant then has all of Building 9 under lease from Landlord, Tenant is in occupancy of all of Building 9 and Tenant has duly exercised the option to extend such lease in accordance with its terms; and (iii) Tenant then has a liquid net worth of no less than Seventy-five Million Dollars ($75,000,000.00), and such determination of liquid net worth shall count as assets of Tenant only cash, cash equivalents and liquid investments, and such determination shall be certified by Tenant’s Chief Financial Officer, and supported by Tenant’s financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Such supporting financial statements to be delivered to Landlord shall consist of Tenant’s audited financial statements for the most-recent, completed fiscal year, and Tenant’s financial statements for all fiscal quarters completed after the end of the most-recent, completed fiscal year and before the date of Tenant’s Election Notice, with the financial statements for the most-recent, completed quarter certified by Tenant’s Chief Financial Officer.

(b) Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is nine months (9) months before the Expiration Date and no later than the date which is six (6) months before the Expiration Date. If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.

(c) The Option Term shall commence immediately after the expiration of the Extended Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the Monthly Base Rent for the Premises hereunder shall increase to a monthly rate equal to One and 96/100 Dollars ($1.96) per square foot of Rentable Area of the Premises for the Option Term, and Tenant shall continue to pay Tenant’s Share of Operating Expenses pursuant to the Lease (along with all expenses paid directly by Tenant to the utility or service provider, which direct payments shall continue to be Tenant’s obligation); (ii) Tenant shall accept the Premises in its “AS-IS” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor; and (iii) there shall be no further option or right to extend the term of the Lease. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the Extended Term as further extended by the Option Term unless the context clearly requires otherwise.

(d) This Option to Extend is personal to Maxygen, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity except an assignee of the Lease which is a Tenant Affiliate and has satisfied the requirements of Article Ten of the Lease applicable to a Tenant Affiliate.

(e) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

(i) Tenant’s failure to timely exercise the Option to Extend in accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises the Option to Extend of any default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.

(iii) Tenant’s third default under the Lease prior to the time Tenant exercises the Option to Extend, notwithstanding that all such defaults may subsequently be cured.

(f) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

Section 13. Brokers. Tenant represents that in connection with this Amendment it is represented by CRESA Partners (“Tenant’s Broker”) and, except for Tenant’s Broker and Landlord’s Broker (defined below), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Landlord represents that in connection with this Amendment it is represented by Cornish & Carey Commercial and Shepard Land Company (“Landlord’s Broker”) and, except for Landlord’s Broker and Tenant’s Broker, Landlord has not dealt with any real estate broker, sales person, or finder in connection with the subject matter of this Amendment. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of Landlord with respect to the transaction contemplated by this Amendment. The provisions of this Section shall survive the expiration or earlier termination of the Amendment or the Lease.

Section 14. Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

Section 15. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 16. Effect of Headings; Recitals; Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 17. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 18. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 19. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	MAXYGEN, INC.,
a Delaware corporation

	By:	/s/ B.S. Gill
		Print Name:	B.S. Gill

Title: President
(Chairman of Board, President or Vice President)

	By:	/s/ Lawrence W. Briscoe
		Print Name:	Lawrence W. Briscoe

Title: CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel R. Redmon
		Print Name:	Joel R. Redmon
Title: Assistant Vice-President